Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated April 10, 2023

(to Prospectus dated July 17, 2020)

Registration No. 333-239916

April 10, 2023

JABIL INC.

Pricing Supplement

Pricing Supplement dated April 10, 2023 to Preliminary Prospectus Supplement dated April 10, 2023 of Jabil Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer	Jabil Inc.

Title of Security	5.450% Senior Notes due 2029

Aggregate Principal Amount	$300,000,000

Maturity Date	February 1, 2029

Public Offering Price	99.426%, plus accrued interest, if any, from April 13, 2023

Coupon	5.450%

Yield to Maturity	5.569%

Spread to Benchmark Treasury	+205 bps

Benchmark Treasury	3.625% UST due March 31, 2028

Benchmark Treasury Price and Yield	100-151⁄4 / 3.519%

Interest Payment Dates	February 1 and August 1 of each year, beginning August 1, 2023

Record Dates	January 15 and July 15

Optional Redemption	Prior to January 1, 2029, make-whole call at T + 35 bps. Par call on or after January 1, 2029

Change of Control Repurchase Event	101%, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds	$298,278,000

Net Proceeds to Issuer before Expenses	$296,478,000

Trade Date	April 10, 2023

Settlement Date	April 13, 2023 (T+3). The Issuer expects that delivery of the notes will be made to investors on or about April 13, 2023, which will be the third business day following the date of the prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

Joint Book-Running Managers

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

SMBC Nikko Securities America, Inc.

Senior Co-Managers

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Truist Securities, Inc.

Co-Managers	ICBC Standard Bank Plc PNC Capital Markets LLC Scotia Capital (USA) Inc. UniCredit Bank AG, New York Branch Wells Fargo Securities, LLC Academy Securities, Inc. Drexel Hamilton, LLC

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN Numbers	CUSIP: 46656P AA2 ISIN: US46656PAA21

Offering Format	SEC Registered (Registration No. 333-239916)

FREE WRITING PROSPECTUS LEGEND

JABIL INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS JABIL INC. HAS FILED WITH THE SEC FOR MORE COMPLETE

INFORMATION ABOUT JABIL INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, JABIL INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BOFA SECURITIES, INC., DG.PROSPECTUS_REQUESTS@BOFA.COM OR BY CALLING (800) 294-1322, J.P. MORGAN SECURITIES LLC, BY CALLING (212) 834-4533, MIZUHO SECURITIES USA LLC, BY CALLING (866) 271-7403, OR U.S. BANCORP INVESTMENTS, INC., BY CALLING 1-877-558-2607.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.